Exhibit 99.1

August 20, 2024

Fellow Shareholders,

In the second quarter of 2024, our company achieved solid progress, generating $30.1 million in revenue. This performance was underpinned by gross profit of $9.4 million, translating to a robust gross margin of 31.2%. Operating profit was $3.0 million and net income1 was $0.4 million. These results reflect our disciplined approach to growth, particularly through the execution of our Development Service Agreement (DSA) strategy across Europe and the U.S.

Our relentless focus on improving efficiency across all regions has paid off, enabling us to maintain strong operating discipline and control costs effectively. Offsetting our solid operating profit, net income was reduced by an approximately $2.0 million write-off related to canceled projects and an unrealized foreign exchange loss of $0.8 million. Despite these setbacks, our ability to deliver a solid operating profit underscores the resilience and adaptability of our business model.

Business Line Overview

DSA and BESS

Our DSA structure has established a stable and predictable business model, enabling us to monetize projects at the early stages of development and secure high-quality contracted revenue. This approach is crucial for managing risk and maximizing cash flow throughout the project lifecycle. By the end of the Q2 2024, we had signed over 2 GW of projects with 8 DSA partners in Europe to monetize these early- and mid-stage projects. The total contracted revenue of over $60 million is expected to be recognized over the next 2-3 years based on development milestones. In the first half of 2024, we achieved around $8.2 million of DSA revenue, already surpassing the full-year 2023 DSA revenue total of around $6.5 million. Looking ahead, we are committed to expanding our DSA partnerships on a global scale, leveraging our expertise and track record to enter new markets and forge strategic alliances. Currently, we have over 2 GW of DSA contracts under negotiation. These contracts are expected to close within the next six to eight months, bringing the Company an estimated $100 million in revenue to be recognized over the next 3-4 years.

Development Service Agreement (DSA)	BESS/PV Projects (MW)	Expected Revenue
Contracted	> 2 GW	> $60 mil
Under Negotiation	> 2 GW	~ $100 mil

In parallel, our BESS projects are gaining momentum, particularly in Italy. We recently finalized a DSA agreement for BESS projects with PLT energia Srl (“PLT”), one of Italy’s largest independent renewable power producers, specializing in wind and solar. This transaction comprises a BESS portfolio totaling 394 MW, demonstrating the growth of our BESS strategy in Italy, where we now have a total of 1.7 GW BESS projects in the DSA structure.

1 Net income attributable to Emeren Group Ltd’s common shareholders.

Solar Power Project Development

In the second quarter of 2024, we signed a contract to sell a 42 MWp RTB solar project portfolio in Spain to CVE España, a subsidiary of the French independent power producer CVE. Developed by Emeren since 2021, this diverse portfolio is comprised of eight greenfield projects ranging from 5 MW to 6 MW. Together, these eight projects will generate approximately 92.8 GWh/year of energy, serving around 28,000 households in the region. The avoided carbon emissions will amount to approximately 20,000 tons of CO2 per year.

Additionally, in Q2, we completed the delivery of a 13 MW COD project in Hungary, further solidifying our presence in the country. This accomplishment builds on our December 2023 sale of a 53.6 MWp solar portfolio in Hungary to Kronospan/Douglas Renewables. These six projects, set to power approximately 9,500 households, reinforce our commitment to providing sustainable energy solutions across Europe.

Independent Power Producer (IPP)

In Q2, our IPP assets exhibited strong growth and profitability, contributing approximately 29% of total revenue for the quarter. We continued to optimize the operations of our solar farms, including Branston in the U.K. The IPP segment is a crucial component of our business model, providing a reliable source of stable and predictable cash flow. IPP revenue is balanced between Europe and China, with a modest presence in the U.S.

In Europe, we have 67 MW of IPP assets generating recurring revenue. Our IPP assets in China, the majority of which are located in the five coastal provinces with favorable power prices, strong economies, and robust regulatory environments, are being fortified with the addition of battery storage projects. As of the end of Q2 2024, our battery storage portfolio in China comprised 26 MWh, all integrated into a Virtual Power Plant (“VPP”) platform owned and operated by Huaneng Power International, one of China’s largest IPP operators.

Outlook

Looking ahead to the remainder of 2024 and beyond, we are well-positioned in many of the world’s fastest-growing solar markets. These markets are supported by rising clean energy demand, favorable government policies, and advancing technologies. Our priorities include advancing early-stage projects, securing additional DSA partnerships in Europe and the U.S., and optimizing strategies to maximize the value of our development pipeline.

We anticipate that our Q3 revenue will fall within the range of $25 to $28 million, with gross margin between 35% and 38%. For the full year 2024, we reaffirm our expectation for revenue to range from $150 to $160 million and for a gross margin of approximately 30%. Additionally, we reiterate our expectation for net income in 2024 to be around $22 million, taking into account the impact of foreign exchange, and we expect earnings per American Depositary Share (“ADS”) to be approximately 43 cents. Operating profit is expected to grow in line with revenue, with a continued focus on cost management and efficiency. While full-year net income will be affected by the earlier write-offs and foreign exchange losses, we remain confident in delivering solid financial performance for the year.

We also reiterate our expectation for 2024 IPP revenue to be between $24 million and $26 million, with a gross margin of approximately 50%. We expect DSA revenue to be around $20 million in the second half of 2024.

Q2 2024 Financial Highlights:

•	Revenue of $30.1 million was down 11% y/y but more than doubled q/q.
•	Gross profit was $9.4 million, with a gross margin of 31.2%.
•	EBITDA of $3.6 million, a $6.3 million q/q improvement from a negative $2.7 million, despite a $5.2 million y/y decline.
•	Adjusted EBITDA of $4.6 million, a $4.1 million q/q improvement from $0.5 million, despite a $4.7 million y/y decline.

$ in millions	Q2’24	Q1’24	Q/Q	Q2’23	Y/Y
Revenue	$30.1	$14.6	106%	$33.8	-11%
Gross profit	9.4	4.3	117%	12.7	-26%
Operating Income (loss)	3.0	(1.2)	N/M	5.0	-41%
EBITDA	3.6	(2.7)	N/M	8.8	-59%
Adjusted EBITDA	4.6	0.5	755%	9.3	-50%
Net Income (loss) attributed to Emeren Group Ltd	$0.4	$(5.9)	N/M	$8.3	-95%

Revenue by segment:

Segment ($ in thousands)	Q2’24 Revenue	% of Total Revenue
Project development	5,884	20%
IPP	8,690	29%
EPC	12,365	41%
DSA and others	3,118	10%
Total	30,057	100%

Revenue by region:

Region ($ in thousands)	Q2’24 Revenue	% of Total Revenue
Europe	23,419	78%
USA	394	1%
China	6,244	21%
Total	30,057	100%

Advanced-Stage and Early-Stage Solar Development Project Pipeline

Project Pipeline by Region (as of June 30, 2024):

Region	Advanced Stage	Early Stage	Total (MW)
Europe	1,446	4,155	5,601
U.S.	1,006	1,155	2,161
China	82	—	82
Total	2,534	5,310	7,844

Project Pipeline by Country (as of June 30, 2024):

Country	Advanced Stage	Early Stage	Total (MW)
Poland	349	135	484
Hungary	35	—	35
U.K.	110	—	110
Spain	219	3,058	3,277
Germany	128	400	528
France	117	55	172
Italy	488	507	995
U.S.	1,006	1,155	2,161
China	82	—	82
Total	2,534	5,310	7,844

Advanced-Stage and Early-Stage Solar Storage Project Pipeline

Project Pipeline by Region (as of June 30, 2024):

Region	Advanced Stage	Early Stage	Total (MW)
Europe	2,982	2,904	5,886
U.S.	550	1,333	1,883
China	104	—	104
Total	3,636	4,237	7,873

Project Pipeline by Country (as of June 30, 2024):

Country	Advanced Stage	Early Stage	Total (MW)
Poland	1,057	420	1,477
U.K.	170	225	395
Spain	6	648	654
France	14	—	14
Italy	1,735	938	2,673
Germany	—	673	673
U.S.	550	1,333	1,883
China	104	—	104
Total	3,636	4,237	7,873

Notes:

1.	The average hours per MW vary across regions. For example, in the U.S. and Europe, it ranged from 4 - 8 hours per MW of storage, while in China, it was ~2 hours.

Growing IPP Asset Portfolio in Attractive PPA Regions

As of June 30, we owned and operated IPP assets comprising 264 MW of solar PV projects and 26 MWh of storage.

Operating Assets	PV Capacity (MW)	Storage (MWh)
China DG	160	26
Europe	80	-
U.S.	24	-
Total	264	26

Our battery storage IPP portfolio of 26 MWh is integrated into the Virtual Power Plant (“VPP”) platform owned and operated by Huaneng Power International in Zhejiang Province, China.

Q2 2024 Financial Results:

All figures refer to the second quarter of 2024, unless stated otherwise.

Revenue

Revenue rose to $30.1 million, doubling quarter-over-quarter, driven by significant growth in the EPC (or COD projects development) and DSA segments, fueled by project completions and increased demand for development services. However, revenue declined 11% year-over-year, primarily due to reduced RTB sales in Europe. Despite these challenges, strong performance in COD and DSA highlights the company's strategic focus and operational resilience.

Gross Profit and Gross Margin

Gross profit was $9.4 million, compared to $4.3 million in Q1 2024 and $12.7 million in Q2 2023. Gross margin was 31.2%, compared to 29.6% in Q1 2024 and 37.4% in Q2 2023. The year-over-year decrease in gross margin was primarily due to a shift in the revenue mix towards COD sales.

Operating Expense

Operating expenses were $6.4 million, down from $7.6 million in Q2 2023 but higher than the $5.5 million in Q1 2024, primarily due to an approximately $2.0 million write-off related to canceled projects.

Net income attributable to Emeren Group Ltd’s common shareholders

Net income attributable to Emeren Group Ltd’s common shareholders was $0.4 million, a $6.3 million rebound from a net loss of $5.9 million in Q1 2024, though lower than $8.3 million a year ago. This was impacted by an approximately $2.0 million write-off related to canceled projects and an unrealized foreign exchange loss of $0.8 million.

Diluted net income attributable to Emeren Group Ltd’s common shareholders per American Depositary Share (“ADS”) was $0.01, compared to diluted net loss of $0.11 in Q1 2024 and diluted net income of $0.14 in Q2 2023.

Cash Flow

Cash used in operating activities was $2.2 million; cash used in investing activities was $3.8 million, and cash provided by financing activities was $1.5 million.

Financial Position

Cash and cash equivalents at the end of Q2 2024 were $50.8 million compared to $55.1 million in Q1 2024.

Net asset value (NAV) is approximately $6 per ADS.

Our debt-to-asset ratio at the end of Q2 2024 was 10.2%, compared to 9.99% at the end of Q1 2024.

Conclusion

The solar industry is experiencing strong momentum due to the global commitment to renewable energy. This shift toward cleaner energy sources positions solar as a key part of the future energy mix. The growing demand for solar power to support AI and blockchain operations is particularly exciting, as these technologies require substantial energy, and solar offers a scalable, cost-effective solution.

In conclusion, the future of solar energy is promising, and we are strategically positioned to capitalize on the accelerating adoption of solar technology worldwide. With our expertise, industry partnerships, and strong financial foundation, we are advancing towards our goal of becoming a leading global solar company. We are enthusiastic about the future and proud to be driving the transition to a more sustainable world.

Sincerely,

Yumin Liu	Ke Chen
Chief Executive Officer	Chief Financial Officer

Second Quarter 2024 Earnings Results Conference Call

We will host a conference call today to discuss our second quarter 2024 business and financial results. The call is scheduled to begin at 5:00 p.m. U.S. Eastern Time on Tuesday, August 20, 2024.

Please register in advance to join the conference call using the link provided below and dial in 10 minutes before the call is scheduled to begin. Conference call access information will be provided upon registration.

Participant Online Registration:

https://register.vevent.com/register/BI3322e571bd1c41aaa3ec696353562074

Audio-only Webcast:

https://edge.media-server.com/mmc/p/vtruwnm5

Additionally, an archived webcast of the conference call will be available on the Investor Relations section of Emeren Group Ltd's website at https://ir.emeren.com/.

Safe Harbor Statement

This press release contains statements that constitute ''forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when the Company describes what it "believes," "expects" or "anticipates" will occur, what "will" or "could" happen, and other similar statements), you must remember that the Company’s expectations may not be correct, even though it believes that they are reasonable. The Company does not guarantee that the forward-looking statements will happen as described or that they will happen at all. Further information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K. The Company undertakes no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though the Company’s situation may change in the future.

For investor and media inquiries, please contact:

Emeren Group Ltd - Investor Relations

ir@emeren.com

The Blueshirt Group

Gary Dvorchak

+1 (323) 240-5796

gary@blueshirtgroup.co

Appendix 1: Unaudited Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023

	(in thousands, except per ADS data and ADS)
Net revenues:
Solar power project development	$5,884	$14,216	$5,884	$14,216
Electricity generation	8,690	9,819	14,074	14,701
EPC services	12,365	8,585	16,502	16,480
DSA	3,099	656	8,161	656
Others	19	570	36	669
Total net revenues	30,057	33,846	44,657	46,722
Cost of revenues	(20,675)	(21,184)	(30,953)	(32,467)
Gross profit	9,382	12,662	13,704	14,255

Operating expenses:
Sales and marketing	(57)	(127)	(116)	(219)
General and administrative	(5,354)	(5,329)	(9,976)	(9,725)
Other operating expenses, net	(1,012)	(2,160)	(1,869)	(2,268)
Total operating expenses	(6,423)	(7,616)	(11,961)	(12,212)

Income from operations	2,959	5,046	1,743	2,043

Other (expenses) income:
Interest income	485	568	1,005	1,156
Interest expense	(518)	(193)	(902)	(914)
Investment gain	—	105	—	182
Foreign exchange (losse) gain	(838)	2,119	(4,090)	4,827
Total other (expense) income, net	(871)	2,599	(3,987)	5,251

Income (loss) before income tax	2,088	7,645	(2,244)	7,294
Income tax (expense) benefit	(1,342)	37	(2,498)	(227)

Net income (loss)	746	7,682	(4,742)	7,067
Less: Net income (loss) attributed to non-controlling
interests	354	(666)	791	(1,087)
Net income (loss) attributed to Emeren Group Ltd	$392	$8,348	$(5,533)	$8,154
Income (loss) attributed to Emeren Group Ltd per ADS*
Basic	$0.01	$0.15	$(0.11)	$0.14
Diluted	$0.01	$0.14	$(0.11)	$0.14
Weighted average number of ADS* used in computing
income (loss) per ADS*
Basic	51,283,524	57,234,013	52,402,518	57,304,704
Diluted	51,374,185	57,600,701	52,402,518	57,698,310

Appendix 2: Unaudited Consolidated Balance Sheet

	As of
	Jun 30, 2024	Dec 31, 2023

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$50,830	$70,174
Accounts receivable trade, net	23,164	27,123
Accounts receivable unbilled, net	45,789	59,598
Advances to suppliers	2,971	4,283
Value added tax receivable	7,291	7,103
Prepaid expenses and other current assets, net	17,422	18,255
Project assets, current	70,392	39,914
Total current assets	217,859	226,450

Property, plant and equipment, net	159,469	163,114
Project assets, non-current	36,065	36,610
Operating lease, right-of-use assets	20,969	21,057
Finance lease, right-of-use assets	4,715	14,192
Other non-current assets	18,674	16,928
Total assets	$457,751	$478,351

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Long-term borrowings, current portion	1,245	1,385
Accounts payable	15,183	16,203
Advances from customers	6,171	5,375
Amounts due to related parties	2,443	4,967
Other current liabilities	15,174	21,320
Income tax payable	4,317	2,102
Salaries payable	745	718
Operating lease liabilities, current	643	363
Failed sales-leaseback and finance lease liabilities, current	5,125	4,559
Total current liabilities	51,046	56,992

Long-term borrowings	22,863	22,685
Deferred tax liabilities	3,503	3,532
Operating lease liabilities, non-current	20,358	20,575
Failed sale-lease back and finance lease liabilities non-current	12,460	11,258
Total liabilities	$110,230	$115,042

Commitments and contingencies

Shareholders' equity
Common shares	806,714	806,714
Additional paid-in capital	14,860	14,728
Treasury stock, at cost	(49,146)	(41,938)
Accumulated deficit	(446,096)	(440,563)
Accumulated other comprehensive loss	(16,612)	(13,629)
Emeren Group Ltd shareholders’ equity	309,720	325,312
Noncontrolling interest	37,801	37,997
Total shareholders' equity	347,521	363,309
Total liabilities and shareholders' equity	$457,751	$478,351

Appendix 3: Unaudited Consolidated Statement of Cash Flow

	Three Months Ended		Six Months Ended
	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023

	(in thousands)
Net cash used in operating activities	$(2,211)	$(2,353)	$(9,000)	$(26,081)

Net cash provided by (used in) investing activities	(3,846)	116	(6,453)	(1,750)

Net cash provided by (used in) financing activities	1,487	1,160	(6,704)	(14,990)

Effect of exchange rate changes	327	(5,204)	2,813	(4,011)
Net decrease in cash and cash equivalents and restricted cash	(4,243)	(6,281)	(19,344)	(46,832)
Cash and cash equivalents and restricted cash, beginning of the period	55,073	66,737	70,174	107,288
Cash and cash equivalents and restricted cash, end of the period	$50,830	$60,456	$50,830	$60,456

Use of Non-GAAP Financial Measures

To supplement Emeren Group Ltd’s financial statements presented on a US GAAP basis, Emeren Group Ltd provides non-GAAP financial data as supplemental measures of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro-forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA, Adjusted EBITDA as non-GAAP financial measures of earnings.

● EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization.

● Adjusted EBITDA represents EBITDA plus discount of electricity subsidy in China, plus share-based compensation, plus impairment of long-lived assets, plus loss/(gain) on disposal of assets, plus foreign exchange loss/(gain).

Our management uses EBITDA, Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to access the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time.

We find these measures especially useful when reviewing pro-forma results of operations, which include large non-cash impairment of long-lived assets and loss on disposal of assets. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Appendix 4: Adjusted EBITDA

	Three Months Ended		Six Months Ended
	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023

	(in thousands)
Net Income (loss)	$746	$7,682	$(4,742)	$7,067
Income tax expenses (benefit)	1,342	(37)	2,498	227
Interest expenses (income), net	33	(375)	(103)	(242)
Depreciation & Amortization	1,468	1,544	3,220	3,594
EBITDA	$3,589	$8,814	$873	$10,646
Discount of electricity subsidy in China	257	163	390	88
Share based compensation	103	407	131	848
Loss on disposal of property, plant and equipment	-	2,128	-	2,128
Interest income of discounted electricity subsidy in China	(165)	(87)	(326)	(87)
Foreign exchange gains (losses)	838	(2,119)	4,090	(4,827)
Adjusted EBITDA	$4,621	$9,306	$5,158	$8,796